Exhibit 99.1

ALBANY INTERNATIONAL ANNOUNCES SALE OF

ALBANY DOOR SYSTEMS BUSINESS

Rochester, New Hampshire, October 28, 2011 – Albany International Corp. (NYSE:AIN) announced today that it had agreed to sell its global Albany Door Systems ("ADS") business to ASSA ABLOY AB (the “Buyer”) for $130 million, subject to customary post-closing adjustments.

Under the terms of the agreement, the Buyer will acquire Albany's equity ownership of Albany Doors Systems GmbH in Germany, Albany Door Systems AB in Sweden, and other ADS affiliates in Germany, France, the Netherlands, Turkey, Poland, Belgium, New Zealand, and other countries, as well as the remaining ADS business assets, most of which are located in the United States, Australia, China, and Italy. The Company’s Board of Directors unanimously approved the terms of the agreement.

The transaction is subject to customary closing conditions including antitrust approvals, and is expected to close during the first quarter of 2012.

The Company intends to use the net proceeds from the transaction to strengthen the balance sheet and will have more detail about its approach to doing so after the transaction closes, most likely in its Q1 earnings release.

President and CEO Joseph G. Morone commented, “This transaction is good for our company and shareholders, as it enables us to dramatically strengthen our balance sheet. And for our many friends and colleagues at Albany Door Systems, they are moving to a company that has established itself as a leading global supplier in the industry, with a fully developed distribution and aftermarket network to supply future growth.”

J.P. Morgan is acting as financial advisor to Albany International Corp. on this transaction.

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Albany International is a global advanced textiles and materials processing company with approximately 5,000 employees worldwide and plants strategically located to serve its global customers. The company's core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance doors, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

Investor Contact:

John Cozzolino

518-445-2281

john.cozzolino@albint.com

Media Contact:

Susan Siegel

518-445-2284

susan.siegel@albint.com